UNITED STATES
SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2007

AEP INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-14450	22-1916107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

125 Phillips Avenue, South Hackensack, New Jersey	07606
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (201) 641-6600

(Former name or former address,  if changed since last report)   N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 10, 2007, the Board of Directors of AEP Industries Inc. (the “Company”) appointed Linda Guerrera, age 39, as Vice President and Controller of the Company.  In such capacity, Ms. Guerrera will be the Company’s principal accounting officer.  Concurrently, Mr. Lawrence R. Noll, the former principal accounting officer of the Company, was reassigned from Vice President, Controller and Secretary to Vice President, Tax and Administration.  Mr. Noll will continue to serve as a director.

Ms. Guerrera had previously been the Company’s director of financial reporting since September 2006 and its assistant controller — international operations since October 1996.  Prior to joining the Company, Ms. Guerrera was a manager at Arthur Andersen LLP in New York City.   Ms. Guerrera is a Certified Public Accountant with seven years experience in public accounting.  She received her Bachelor of Science degree in Business, with a concentration in accounting and finance, from Fairfield University.

Ms. Guerrera will continue to be an at-will employee of the Company.  Her initial base salary will be $169,685 and her 2007 annual target bonus under the Company’s management incentive plan will be 25% of her base salary.

Ms. Guerrera is the daughter-in-law of Paul M. Feeney, the Company’s Executive Vice President, Finance and Chief Financial Officer.  Mr. Feeney’s son-in-law is a principal of the publisher of the Company’s annual report to stockholders and certain advertising material.  Competitive bids were solicited by an independent business consultant in June 2004.  In fiscal 2006, the Company paid $89,934 to this vendor.  Through April 6, 2007, the Company has paid $66,211 to this vendor in fiscal 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEP Industries Inc.

Date: April 11, 2007	By:	/s/ LINDA N. GUERRERA
Linda N. Guerrera
Vice President and Controller